Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Second Quarter 2024 Results

Second Quarter 2024
•Revenues of $1.5 billion
•EPS of $(3.56); Adjusted EPS* of $(2.73)
•Cash used in operations of $566 million; Free cash flow* usage of $597 million

Wichita, Kan., August 5, 2024 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported second quarter 2024 financial results.
“This has been a dynamic and eventful period for the company, and I want to extend my gratitude to each employee for their dedication and hard work,” said Pat Shanahan, President and Chief Executive Officer, Spirit AeroSystems. “Their commitment, resilience and teamwork have driven meaningful improvements in safety, compliance and quality while continuing to meet our customer commitments.”
“While we have made significant improvements in the quality of our product, our financial results were negatively impacted by delivery delays as we continue to optimize the product verification process,” said Irene Esteves, Executive Vice President and Chief Financial Officer, Spirit AeroSystems. “We are focused on further institutionalizing this process while improving the overall quality of each unit we produce.”
Boeing 737 Program Update
Beginning in March of 2024, Spirit and Boeing established a joint product verification process to ensure conformity of fuselages prior to transportation to Boeing’s final assembly site in Renton, Washington. Spirit’s deliveries continue to be delayed as the companies work together to optimize the process.
During the second quarter of 2024, the Company delivered 27 Boeing 737 fuselages, which was lower than anticipated. Spirit’s production facilities cycled at a rate of 31 aircraft per month during the quarter, a rate faster than the units were accepted through the product verification process, which led to an increase of undelivered units in Wichita, Kansas. This delay
* Non-GAAP financial measure, see Appendix for reconciliation in deliveries contributed to higher levels of contract assets and inventory, which resulted in higher operational cash usage. Once the completed units can be fully inspected and accepted by the customer, they will be considered delivered which will allow Spirit to collect on those units.
Revenue
Spirit’s revenue in the second quarter of 2024 increased from the same period of 2023, primarily due to higher production activities on most Commercial programs and higher Defense and Space revenues, partially offset by lower production volume on the Boeing 737 program. Overall deliveries decreased to 336 shipsets during the second quarter of 2024 compared to 342 shipsets in the same period of 2023.
Spirit’s backlog at the end of the second quarter of 2024 was approximately $48 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating loss for the second quarter of 2024 was higher compared to the same period of 2023, primarily driven by the higher unfavorable changes in estimates during the current period.
Total change in estimates in the second quarter of 2024 included net forward losses of $214 million and unfavorable cumulative catch-up adjustments for periods prior to the second quarter of $52 million. The Boeing 787 program drove $173 million of forward losses, primarily due to schedule changes, as disclosed as a subsequent event in the first quarter of 2024, as well as higher estimated supply chain costs. The Airbus A220 program recognized $25 million of forward losses, primarily resulting from production performance and supply chain cost growth. Unfavorable cumulative catch-up adjustments were primarily related to the Boeing 737 and 777 programs of $28 million and $19 million, respectively. The Boeing 737 program cumulative catch-up adjustments were driven by the delivery delays related to the product verification system as well as a higher cost profile maintained for a planned rate increase that has been delayed. The Boeing 777 program cumulative catch-up adjustments were primarily driven by schedule changes and higher production cost estimates. Excess capacity costs during the second quarter of 2024 were $46 million. In comparison, during the second quarter of 2023, Spirit recognized $105 million of net forward losses, $22 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $53 million.
Second quarter 2024 EPS was $(3.56), compared to $(1.96) in the same period of 2023. Second quarter 2024 adjusted EPS* was $(2.73), which excludes the incremental deferred tax
* Non-GAAP financial measure, see Appendix for reconciliation asset valuation allowance. In the same period of 2023, adjusted EPS* was $(1.46), which excluded the incremental deferred tax asset valuation allowance.
Cash
Cash from operations and free cash flow* during the second quarter of 2024 were negatively impacted by the Boeing 737 delivery delays related to the joint production verification process. Cash from operations and free cash flow* during the second quarter of 2023 reflects negative impacts to working capital resulting from rework and disruption related to the vertical fin attach fittings issue, work stoppage caused by the International Associate of Machinists and Aerospace Workers (“IAM”) strike, as well as the expenditures for the anticipated increased production on the Boeing 737 program. The cash balance at the end of the second quarter of 2024 was $206 million.
Events in the first half of 2024 have resulted in significant reductions in projected revenue and cash flows this year. These recent events include the production and delivery process changes implemented by Boeing, lower than planned 737 production rates and the lack of price increases on Airbus programs. Management has developed plans to pursue various options to improve liquidity as needed and expects these plans to sufficiently improve the Company’s liquidity. These plans are primarily dependent upon finalization of active discussions related to the timing or amounts of repayment for certain customer advances and include the execution of the bridge term loan as discussed in the Subsequent Events section below, as well as the evaluation of additional strategies to improve liquidity to support operations.
Subsequent Events
On June 30, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Boeing. Upon completion of the merger, subject to the terms and conditions of the Merger Agreement, the Company would become a wholly owned subsidiary of Boeing. The closing of the transaction is expected to occur in mid-2025, subject to the completion of the divestiture of certain portions of Spirit’s business related to the performance by Spirit and its subsidiaries of their obligations under their supply contracts with Airbus SE and other closing conditions, including approval of the Merger Agreement by Spirit shareholders and receipt of regulatory approvals.
On June 30, 2024, the Company entered into a term sheet with Airbus SE under which the parties have agreed to negotiate in good faith definitive agreements providing for the acquisition by Airbus SE or its affiliates of certain Spirit Airbus program assets.
* Non-GAAP financial measure, see Appendix for reconciliation

On June 30, 2024, the Company entered into a delayed-draw bridge credit agreement that provides for a senior secured delayed-draw bridge term loan facility in an aggregate principal amount of $350 million. On July 18, 2024, Spirit borrowed $200 million under this bridge term loan facility.
Segment Results
Commercial
Commercial segment revenue in the second quarter of 2024 increased from the same period of the prior year, primarily due to higher production across most programs, partially offset by lower production volume on the Boeing 737 program. Operating margin for the second quarter of 2024 decreased compared to the same period of 2023, primarily driven by higher changes in estimates. In the second quarter of 2024, change in estimates for the segment included $212 million of net forward losses and $49 million of unfavorable cumulative catch-up adjustments. Additionally, during the second quarter of 2024, the Commercial segment included excess capacity costs of $44 million. In comparison, during the second quarter of 2023, the segment recognized $102 million of net forward losses, $16 million of unfavorable cumulative catch-up adjustments, excess capacity costs of $52 million, and strike disruption charges of $7 million.
Defense & Space
Defense & Space segment revenue in the second quarter of 2024 increased from the same period of the prior year, primarily due to higher activity on the Sikorsky CH-53K program in the current period, partially offset by lower production on the Boeing P-8 program. Operating margin for the second quarter of 2024 increased compared to the same period of 2023, primarily due to higher activities on the Sikorsky CH-53K, partially offset by higher costs on the Boeing P-8 program.
Aftermarket
Aftermarket segment revenue in the second quarter of 2024 increased from the same period of the prior year, primarily due to higher spare part sales. Operating margin in the second quarter of 2024 decreased compared to the second quarter of 2023, primarily due to sales mix.
2024 Financial Outlook
In light of the previously announced merger agreement with Boeing, and consistent with customary practice during the pendency of such transactions, Spirit will no longer provide guidance.
* Non-GAAP financial measure, see Appendix for reconciliation

Additionally, due to the merger agreement announcement, no conference call will be held in conjunction with this release. Full details of the Company's financial results are available on the Company’s Quarterly Report on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
You should read the discussion of our financial condition and results of operations in conjunction with the unaudited condensed consolidated financial statements and the notes to the unaudited condensed consolidated financial statements appearing in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. The press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of the 2023 Form 10-K. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:;
•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability and willingness to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the recent outbreak of war in Israel and the Gaza Strip and the potential for expansion of the conflict in the surrounding region, which may impact certain suppliers' ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and the markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital or credit markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through the receivables financing programs;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies, and
•risks and uncertainties relating to the merger transaction with Boeing under the Merger Agreement (the “Boeing Merger Transaction”) and the disposition of the Spirit Airbus Business as contemplated by the term sheet with Airbus SE (the “Airbus Business Disposition” and, together with Boeing Merger Transaction, the “Transactions”), including, among others, the possible inability of the Company and
* Non-GAAP financial measure, see Appendix for reconciliation its subsidiaries to negotiate and enter into definitive agreements with Airbus SE and its affiliates with respect to the Airbus Business Disposition; the possible inability of the parties to a Transaction to obtain the required regulatory approvals for such Transaction and to satisfy the other conditions to the closing of such Transaction (including, in the case of the Boeing Merger Transaction, approval of the Merger Agreement by Spirit stockholders) on a timely basis or at all; the possible occurrence of events that may give rise to a right of one or more of the parties to the Merger Agreement to terminate the Merger Agreement; the risk that the Merger Agreement is terminated under circumstances requiring the Company to pay a termination fee; the risk that the Company is unable to consummate the Transactions on a timely basis or at all for any reason, including, without limitation, failure to obtain the required regulatory approvals, failure to obtain Spirit stockholder approval of the Merger Agreement or failure to satisfy other conditions the closing of either of the Transactions; the potential for the announcement or pendency of the Transactions or any failure to consummate the Transactions to adversely affect the market price of Spirit common stock or the Company’s financial performance or business relationships; risks relating to the value of Boeing common stock to be issued in the Boeing Merger Transaction; the possibility that the anticipated benefits of the Transactions cannot be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of the Company’s operations with those of Boeing will be greater than expected; risks relating to significant transaction costs; the intended or actual tax treatment of the Transactions; potential litigation or other legal or regulatory action relating to the Transactions or otherwise relating to the Company or other parties to the Transactions that could be instituted against the Company or such other parties or Spirit’s or such other parties’ respective directors and officers and the effect of the outcome of any such litigation or other legal or regulatory action; risks associated with contracts containing provisions that may be triggered by the Transactions; potential difficulties in retaining and hiring key personnel or arising in connection with labor disputes during the pendency of or following the Transactions; the risk of other Transaction-related disruptions to the business, including business plans and operations, of the Company; the potential for the Transactions to divert the time and attention of management from ongoing business operations; the potential for contractual restrictions under the agreements relating to the Transactions to adversely affect the Company’s ability to pursue other business opportunities or strategic transactions; and competitors’ responses to the Transactions.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the 2023 Form 10-K and the Company’s subsequent Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Contact information:

Investor Relations: Ryan Avey (316) 523-7040
Media: Joe Buccino (915) 245-7888
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2024	2023	Change	2024	2023	Change

Net Revenues	$1,492	$1,365	9%	$3,195	$2,796	14%
Operating Loss	($331)	($120)	**	($859)	($216)	**
Operating Loss as a % of Revenues	(22.2%)	(8.8%)	**	(26.9%)	(7.7%)	**
Net Loss	($415)	($206)	**	($1,032)	($488)	**
Net Loss as a % of Revenues	(27.8%)	(15.1%)	**	(32.3%)	(17.4%)	**
Loss Per Share (Fully Diluted)	($3.56)	($1.96)	(82%)	($8.87)	($4.64)	(91%)
Adjusted Loss Per Share (Fully Diluted)*	($2.73)	($1.46)	**	($6.66)	($3.15)	**
Fully Diluted Weighted Avg Share Count	116.6	105.2		116.4	105.1

** Represents an amount in excess of 100% or not meaningful.

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	2nd Quarter			Six Months
($ in millions)	2024	2023	Change	2024	2023	Change

Cash used in Operations	($566)	($183)	**	($981)	($229)	**
Purchases of Property, Plant & Equipment	($32)	($28)	(11%)	($60)	($51)	(18%)
Free Cash Flow*	($597)	($211)	**	($1,041)	($280)	**

Cash and Total Debt				June 27, 2024	December 31, 2023

Cash				$206	$824
Total Debt				$4,061	$4,084

** Represents an amount in excess of 100% or not meaningful.

Table 3. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2024	2023	Change	2024	2023	Change

Segment Revenues
Commercial	$1,166.4	$1,083.0	7.7%	$2,522.5	$2,231.5	13.0%
Defense & Space	224.4	189.6	18.4%	475.2	378.0	25.7%
Aftermarket	101.1	92.1	9.8%	197.0	186.6	5.6%
Total Segment Revenues	$1,491.9	$1,364.7	9.3%	$3,194.7	$2,796.1	14.3%

Segment (Loss) Earnings from Operations
Commercial	($270.5)	($72.9)	**	($755.4)	($118.4)	**
Defense & Space	18.7	12.0	55.8%	50.9	31.2	63.1%
Aftermarket	17.5	24.3	(28.0%)	34.7	43.5	(20.2%)
Total Segment Operating (Loss) Earnings	($234.3)	($36.6)	**	($669.8)	($43.7)	**

Segment Operating (Loss) Earnings as % of Revenues
Commercial	(23.2%)	(6.7%)	**	(29.9%)	(5.3%)	**
Defense & Space	8.3%	6.3%	200 BPS	10.7%	8.3%	240 BPS
Aftermarket	17.3%	26.4%	(910) BPS	17.6%	23.3%	(570) BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(15.7%)	(2.7%)	**	(21.0%)	(1.6%)	**

Unallocated Expense
SG&A	($83.6)	($70.6)	(18.4%)	($165.1)	($148.0)	(11.6%)
Research & Development	(13.4)	(13.2)	(1.5%)	(24.0)	(23.8)	(0.8%)
Total Loss from Operations	($331.3)	($120.4)	**	($858.9)	($215.5)	**

Total Operating Loss as a % of Revenues	(22.2%)	(8.8%)	**	(26.9%)	(7.7%)	**

** Represents an amount in excess of 100% or not meaningful.
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2024	2023	2024	2023
B737	27	74	71	169
B767	9	9	14	17
B777	8	7	16	14
B787	14	10	27	16
Total Boeing	58	100	128	216

A220	22	14	37	27
A320 Family	179	152	332	294
A330	9	9	16	18
A350	15	13	31	25
Total Airbus	225	188	416	364

Business/Regional Jet	53	54	99	108

Total	336	342	643	688

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2024	June 29, 2023	June 27, 2024	June 29, 2023
	($ in millions, except per share data)
Net revenues	$1,491.9	$1,364.7	$3,194.7	$2,796.1
Operating costs and expenses:
Cost of sales	1,725.4	1,395.5	3,863.7	2,827.7
Selling, general and administrative	83.6	70.6	165.1	148.0
Restructuring costs	0.8	0.9	0.8	7.2
Research and development	13.4	13.2	24.0	23.8
Other operating expense	—	4.9	—	4.9
Total operating costs and expenses	1,823.2	1,485.1	4,053.6	3,011.6
Operating loss	(331.3)	(120.4)	(858.9)	(215.5)
Interest expense and financing fee amortization	(82.3)	(73.6)	(162.5)	(146.0)
Other income (expense), net	0.4	(9.9)	2.7	(127.3)
Loss before income taxes and equity in net income (loss) of affiliates	(413.2)	(203.9)	(1,018.7)	(488.8)
Income tax (provision) benefit	(2.1)	(3.0)	(13.1)	1.3
Loss before equity in net income (loss) of affiliates	(415.3)	(206.9)	(1,031.8)	(487.5)
Equity in net income (loss) of affiliates	0.2	0.5	0.1	(0.2)
Net loss	(415.1)	(206.4)	($1,031.7)	($487.7)
Less noncontrolling interest in earnings of subsidiary	(0.2)	0.1	(0.3)	0.2
Net loss attributable to common shareholders	($415.3)	($206.3)	($1,032.0)	($487.5)

Loss per share
Basic	($3.56)	($1.96)	($8.87)	($4.64)
Diluted	($3.56)	($1.96)	($8.87)	($4.64)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 27, 2024	December 31, 2023
	($ in millions)
Assets
Cash and cash equivalents	$206.0	$823.5
Restricted cash	—	0.1
Accounts receivable, net	560.0	585.5
Contract assets, short-term	1,005.3	522.9
Inventory, net	1,893.3	1,767.3
Other current assets	60.9	52.5
Total current assets	3,725.5	3,751.8
Property, plant and equipment, net	2,008.1	2,084.2
Right of use assets	88.8	92.1
Contract assets, long-term	16.0	—
Pension assets	41.4	33.5
Restricted plan assets	50.3	61.1
Deferred income taxes	0.1	0.1
Goodwill	631.2	631.2
Intangible assets, net	188.6	196.2
Other assets	108.6	99.9
Total assets	$6,858.6	$6,950.1
Liabilities
Accounts payable	$1,113.9	$1,106.8
Accrued expenses	429.1	420.1
Profit sharing	41.8	15.7
Current portion of long-term debt	77.4	64.8
Operating lease liabilities, short-term	9.6	9.1
Advance payments, short-term	102.9	38.3
Contract liabilities, short-term	165.1	192.6
Forward loss provision, short-term	351.7	256.6
Deferred revenue and other deferred credits, short-term	57.7	49.6
Other current liabilities	505.4	44.7
Total current liabilities	2,854.6	2,198.3
Long-term debt	3,984.0	4,018.7
Operating lease liabilities, long-term	80.4	84.3
Advance payments, long-term	257.9	301.9
Pension/OPEB obligation	28.4	30.3
Contract liabilities, long-term	181.4	161.3
Forward loss provision, long-term	568.3	224.1
Deferred revenue and other deferred credits, long-term	55.1	76.7
Deferred grant income liability — non-current	26.9	25.8
Deferred income taxes	18.7	9.1
Other non-current liabilities	316.4	315.5
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 116,619,149 and 116,054,291 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,448.5	1,429.1
Accumulated other comprehensive loss	(94.9)	(89.6)
Retained earnings	(415.7)	616.3
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	(1,517.6)	(499.7)
Noncontrolling interest	4.1	3.8
Total equity	(1,513.5)	(495.9)
Total liabilities and equity	$6,858.6	$6,950.1

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	June 27, 2024	June 29, 2023
	($ in millions)
Operating activities
Net loss	($1,031.7)	($487.7)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	155.6	157.7
Amortization of deferred financing fees	3.4	3.5
Accretion of customer supply agreement	1.4	1.2
Employee stock compensation expense	20.7	19.8
Loss from derivative instruments	—	2.1
(Gain) loss from foreign currency transactions	(5.3)	8.5
Loss on disposition of assets	0.8	0.3
Deferred taxes	10.2	(11.5)
Pension and other post-retirement plans (income) expense	(5.6)	62.6
Grant liability amortization	(0.6)	(0.6)
Equity in net (income) loss of affiliates	(0.1)	0.2
Forward loss provision	439.4	(32.5)
Gain on settlement of financial instrument	(0.8)	(0.9)
Change in fair value of acquisition consideration and settlement	—	(2.4)
Gain on settlement of New Market Tax Credit incentive program	(5.7)	—
Changes in assets and liabilities
Accounts receivable, net	30.6	(17.1)
Inventory, net	(131.9)	(161.4)
Contract assets	(498.8)	(92.7)
Accounts payable and accrued liabilities	7.6	88.8
Profit sharing/deferred compensation	26.1	(26.9)
Advance payments	20.6	41.1
Income taxes receivable/payable	1.4	7.2
Contract liabilities	(7.3)	(7.3)
Pension plans employer contributions	(1.4)	178.4
Deferred revenue and other deferred credits	(11.2)	21.7
Other	1.5	18.9
Net cash used in operating activities	(981.1)	(229.0)
Investing activities
Purchase of property, plant and equipment	(60.3)	(51.3)
Net cash used in investing activities	(60.3)	(51.3)
Financing activities
Borrowings under revolving credit facility	—	1.6
Customer financing	465.0	180.0
Principal payments of debt	(30.9)	(31.2)
Payments on term loan	(1.5)	(1.5)
Payment on financing of New Market Tax Credit incentive program	(1.9)	—
Taxes paid related to net share settlement awards	(5.1)	(5.9)
Proceeds from issuance of ESPP stock	3.8	2.6
Debt issuance and financing costs	(0.5)	(0.5)
Net cash provided by financing activities	428.9	145.1
Effect of exchange rate changes on cash and cash equivalents	0.7	4.8
Net decrease in cash, cash equivalents, and restricted cash for the period	(611.8)	(130.4)
Cash, cash equivalents, and restricted cash, beginning of period	845.9	678.4
Cash, cash equivalents, and restricted cash, end of period	$234.1	$548.0

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
	For the Six Months Ended
	June 27, 2024	June 29, 2023
Cash and cash equivalents, beginning of the period	$823.5	$658.6
Restricted cash, short-term, beginning of the period	0.1	0.2
Restricted cash, long-term, beginning of the period	22.3	19.6
Cash, cash equivalents, and restricted cash, beginning of the period	$845.9	$678.4

Cash and cash equivalents, end of the period	$206.0	$525.7
Restricted cash, short-term, end of the period	—	0.2
Restricted cash, long-term, end of the period	28.1	22.1
Cash, cash equivalents, and restricted cash, end of the period	$234.1	$548.0

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this press release) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this press release are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	2nd Quarter		Six Months
	2024	2023	2024	2023

GAAP Diluted Loss Per Share	($3.56)	($1.96)	($8.87)	($4.64)
Deferred Tax Asset Valuation Allowance (a)	0.83	0.50	2.21	1.01
Pension Termination Charges (b)	—	—	—	0.48
Adjusted Diluted Loss Per Share	($2.73)	($1.46)	($6.66)	($3.15)

Diluted Shares (in millions)	116.6	105.2	116.4	105.1

(a) Represents the deferred tax asset valuation allowance (included in Income tax provision)

(b) Represents the net non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other income)

Free Cash Flow

	2nd Quarter		Six Months
($ in millions)	2024	2023	2024	2023

Cash from Operations	($566)	($183)	($981)	($229)
Capital Expenditures	(32)	(28)	(60)	(51)
Free Cash Flow	($597)	($211)	($1,041)	($280)